Exhibit 3a

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.          The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the second sentence of Article NINTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:

Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by (i) the Chairman of the board of directors, (ii) a majority of the entire board of directors, or (iii) the Secretary of the corporation upon a written request of record holders of at least 15% in voting power of the outstanding shares of stock of the corporation made in accordance with, and subject to, all applicable provisions of the Bylaws.

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 4th day of May, 2021.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name: Sandra Leung
Title: Executive Vice President
and General Counsel